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                                                                    Exhibit 10.1



                          MASTER TRANSACTION AGREEMENT

                                  BY AND AMONG

                      INTEGRATED INFORMATION SYSTEMS, INC.

                                       AND

                                K2 DIGITAL, INC.

                              DATED AUGUST 20, 2001
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                                TABLE OF CONTENTS

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1.   DEFINITIONS

     1.1      DEFINITIONS............................................................   1

2.   SALE AND TRANSFER OF ASSETS; EMPLOYMENT MATTERS; LEASE; CLOSING

     2.1      EMPLOYMENT MATTERS.....................................................   2
     2.2      LEASE..................................................................   4
     2.3      ASSETS TO BE SOLD......................................................   5
     2.4      EXCLUDED ASSETS........................................................   5
     2.5      CONSIDERATION..........................................................   6
     2.6      LIABILITIES............................................................   6
     2.7      ALLOCATION.............................................................   7
     2.8      CLOSING................................................................   8
     2.9      CLOSING OBLIGATIONS....................................................   8

3.   REPRESENTATIONS AND WARRANTIES OF K2 DIGITAL

     3.1      ORGANIZATION AND GOOD STANDING.........................................   9
     3.2      ENFORCEABILITY; AUTHORITY; NO CONFLICT.................................   9
     3.3      SEC REPORTS; FINANCIAL STATEMENTS......................................  10
     3.4      BOOKS AND RECORDS......................................................  11
     3.5      TITLE TO ASSETS; ENCUMBRANCES..........................................  11
     3.6      CONDITION OF ASSETS....................................................  11
     3.7      TRANSFERRED RECEIVABLES................................................  11
     3.8      NO UNDISCLOSED LIABILITIES.............................................  11
     3.9      TAXES..................................................................  12
     3.10     EMPLOYEE BENEFIT PLANS.................................................  12
     3.11     LEGAL PROCEEDINGS; ORDERS..............................................  13
     3.12     ABSENCE OF CERTAIN CHANGES AND EVENTS..................................  14
     3.13     CONTRACTS; NO DEFAULTS.................................................  14
     3.14     EMPLOYEES..............................................................  15
     3.15     LABOR; COMPLIANCE......................................................  15
     3.16     INTELLECTUAL PROPERTY ASSETS...........................................  16
     3.17     BROKERS OR FINDERS.....................................................  17
     3.18     SOLVENCY...............................................................  17
     3.19     DISCLOSURE.............................................................  18

4.   REPRESENTATIONS AND WARRANTIES OF IIS

     4.1      ORGANIZATION AND GOOD STANDING.........................................  18
     4.2      AUTHORITY; NO CONFLICT.................................................  18
     4.3      BROKERS OR FINDERS.....................................................  18

5.   COVENANTS OF K2 DIGITAL

     5.1      ACCESS AND INVESTIGATION...............................................  18
     5.2      OPERATION OF THE BUSINESS OF K2 DIGITAL................................  19
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                                TABLE OF CONTENTS
                                   (CONTINUED)


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     5.3      REQUIRED APPROVALS.....................................................  19
     5.4      NO NEGOTIATION.........................................................  19
     5.5      PAYMENT OF LIABILITIES.................................................  19

6.   COVENANT NOT TO COMPETE
7.   CONDITIONS PRECEDENT TO IIS'S OBLIGATION TO CLOSE

     7.1      ACCURACY OF REPRESENTATIONS; COVENANTS.................................  20
     7.2      ADDITIONAL DOCUMENTS...................................................  20
     7.3      NO PROCEEDINGS.........................................................  21
     7.4      NO CONFLICT............................................................  21

8.   CONDITIONS PRECEDENT TO K2 DIGITAL'S OBLIGATION TO CLOSE

     8.1      ACCURACY OF REPRESENTATIONS; COVENANTS.................................  21
     8.2      ADDITIONAL DOCUMENTS...................................................  21
     8.3      NO INJUNCTION..........................................................  21

9.   TERMINATION

     9.1      TERMINATION EVENTS.....................................................  22
     9.2      EFFECT OF TERMINATION..................................................  22

10.  ADDITIONAL COVENANTS; AND AGREEMENTS

     10.1     PAYMENT OF ALL TAXES RESULTING FROM SALE OF ASSETS BY K2 DIGITAL.......  22
     10.2     PAYMENT OF LIABILITIES.................................................  23
     10.3     ASSISTANCE IN PROCEEDINGS..............................................  23
     10.4     CUSTOMER FUNDS.........................................................  23
     10.5     USE OF NAMES...........................................................  24

11.  INDEMNIFICATION; REMEDIES

     11.1     SURVIVAL...............................................................  24
     11.2     INDEMNIFICATION AND REIMBURSEMENT BY K2 DIGITAL........................  24
     11.3     INDEMNIFICATION AND REIMBURSEMENT BY IIS...............................  25

12.  GENERAL PROVISIONS

     12.1     EXPENSES...............................................................  25
     12.2     PUBLIC ANNOUNCEMENTS...................................................  25
     12.3     NOTICES................................................................  26
     12.4     JURISDICTION; SERVICE OF PROCESS.......................................  26
     12.5     ENTIRE AGREEMENT AND MODIFICATION......................................  27
     12.6     ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS......................  27
     12.7     GOVERNING LAW..........................................................  27
     12.8     EXECUTION OF AGREEMENT.................................................  27
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                          MASTER TRANSACTION AGREEMENT

         This Master Transaction Agreement ("Agreement") is dated August 20, 2001, by and among Integrated Information Systems, Inc., a Delaware corporation ("IIS"), and K2 Digital, Inc., a Delaware corporation ("K2 Digital").

                                    RECITALS

         A. IIS desires to employ certain employees of K2 Digital and to that end will pay to K2 Digital certain amounts;

         B. IIS and K2 Digital mutually desire that IIS make arrangements for IIS to occupy the premises (or portion thereof) currently occupied by K2 Digital at 30 Broad Street, New York, New York, as more particularly set forth in that certain Agreement of Lease between 30 Broad Associates, L.P., as Landlord and K2 Design, Inc., as Tenant, dated as of April 18, 1997 (the "Lease"); and

         C. IIS desires to purchase from K2 Digital and K2 Digital desires to sell, assign and convey to IIS, certain incidental fixed and other assets.

         The parties agree as follows:

                                 1. DEFINITIONS

1.1      DEFINITIONS

         In addition to the terms defined throughout this Agreement, for purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

         "DISCLOSURE LETTER" -- the disclosure letter delivered by K2 Digital to IIS concurrently with the execution and delivery of this Agreement.

         "ENCUMBRANCE" -- any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

         "KNOWLEDGE" -- an individual will be deemed to have Knowledge of a particular fact or other matter if:

(a)      that individual is actually aware of that fact or matter; or

(b) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.
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         "LEGAL REQUIREMENT" -- any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

         "LIABILITY" -- with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

         "ORDER" -- any order, injunction, judgment, decree, ruling, assessment or arbitration award of any governmental authority or arbitrator.

         "PERSON" -- an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a governmental body.

         "PROCEEDING" -- any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any governmental body or arbitrator.

         "TAX" -- any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any governmental body or payable under any tax-sharing agreement or any other contract.

         "TAX RETURN" -- any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

       2. SALE AND TRANSFER OF ASSETS; EMPLOYMENT MATTERS; LEASE; CLOSING

2.1      EMPLOYMENT MATTERS

(a) The parties acknowledge that IIS has made, with the consent and approval of K2 Digital, employment offers to certain employees and officers of K2 Digital, and has hired certain

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         of those employees and officers, other than the Hired Consultant (as defined below) (together with any other K2 Digital employees that may subsequently be hired by IIS, the "Hired Employees"). The effective start date for the Hired Employees hired as of the date hereof will be deemed to be August 1, 2001, and all other Hired Employees will be deemed to have commenced employment as of their actual start date. IIS will pay such Hired Employees (at base compensation rates agreed to by IIS and such Hired Employees) hired as of the date hereof by the close of business on August 20, 2001 from IIS's payroll, for the pay period starting August 1, 2001 and ending August 15, 2001. The terms and conditions of employment of all Hired Employees will be mutually agreed upon by IIS and such Hired Employees in each case. The Hired Employees have or will each agree with K2 Digital, in connection with their employment by IIS, to resign from employment with K2 Digital and its subsidiaries and to resign from any other officer positions with K2 Digital or its subsidiaries, effective August 1, 2001, and to release K2 Digital from certain claims, including claims for severance or salary continuation benefits, and K2 Digital will accept all such resignations effective August 1, 2001. IIS and certain of the Hired Employees, each of whom (as well as all other Hired Employees) are listed on Schedule 2.1(a) (the "Key Employees"), together will enter into employment agreements (each an "Employment Agreement," and collectively the "Employment Agreements") in form and substance acceptable to IIS and such Key Employees. (For all other purposes of this Agreement, the term "Hired Employees" shall mean and include the Key Employees.)

(b) The parties acknowledge that IIS has made, with the consent and approval of K2 Digital, a consulting offer to an officer of K2 Digital (the "Hired Consultant"). The terms and conditions of the consulting arrangement with the Hired Consultant will be mutually agreed upon by IIS and such Hired Consultant. The Hired Consultant may also remain employed by K2 Digital. At the Closing, IIS and the Hired Consultant will enter into a consulting agreement in form and substance acceptable to IIS and such Hired Consultant.

(c) K2 Digital hereby waives any and all non-competition, non-solicitation, confidentiality, assignment of inventions, and other similar restrictive covenants and agreements by and between K2 Digital and the Hired Employees and Hired Consultant (effective as of August 1, 2001), and hereby releases the Hired Employees and Hired Consultant from such agreements or restrictions. K2 Digital agrees to assign and transfer to IIS all of K2 Digital's rights under any such restrictive or other agreements between K2 Digital and all of the Hired Employees and the Hired Consultant. K2 Digital will, upon request of IIS and at IIS's expense, provide reasonable assistance to IIS in such regard.

(d) IIS will pay to K2 Digital a recruitment and placement fee of $75,000 at Closing (the "Initial Placement Fee"), plus $7,500 per Key Employee and $2,500 for each other Hired Employee that remains employed by IIS through December 31, 2001 (the "Contingent Placement Fee"). The Contingent Placement Fee will be paid by IIS in cash in five monthly installments beginning August 31, 2001, pro rated monthly (but without any obligation on K2 Digital's part to refund any portion of the installments received) for the number of Key Employees and other Hired Employees retained during the period beginning August 31, 2001 and ending December 31, 2001.


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(e)      IIS will pay to K2 Digital $50,000 as consideration for K2 Digital entering into the non-competition agreement set forth in Section 6 hereof.

(f) The obligation to pay all employee and other benefits, including, without limitation, health, dental, life, accidental death and disability, retirement, severance, and related or other benefits, which are payable to employees (including Hired Employees and Hired Consultant) under K2 Digital's Employee Plans, including, in the case of Hired Employees or Hired Consultant, any that arise, are incurred or are based on events that occur on or prior to the actual date of hire by IIS (whether or not claims for such benefits are submitted on or prior to such date), as well as any statutory or other penalties payable to employees or former employees (including the Hired Employees and the Hired Consultant) as a result of the late or non-payment (or underpayment) of wages or other compensation, will remain the sole responsibility of K2 Digital and will not be assumed by IIS, and K2 Digital will indemnify and hold harmless IIS for such claims and amounts. IIS will be responsible for any benefits that are payable to Hired Employees under the terms of IIS's employee plans that arise, are incurred or are based on events that occur after the date of actual hire by IIS, including salary and any severance amounts to which such Hired Employees are or become entitled to under their arrangements with IIS. For the purpose of this Section 2(f), the term "events" means the item that is the subject matter of the claim (i.e., medical services, layoff, vacation, etc.) as well as the condition or injury leading to the filing of the claim. IIS will not assume or be responsible for any liability in respect of any benefits that are payable at any time to, or in respect of, current or former employees of K2 Digital not employed by IIS. K2 Digital will continue to provide disability and other benefits coverage, if applicable, to any Hired Employee who is unable to report to work with IIS due to short- or long-term disability until such employee returns to work for IIS.

2.2      LEASE

(a) IIS and K2 Digital agree that they will use commercially reasonable efforts to obtain financial concessions and enter into arrangements with K2 Digital's landlord for possession by IIS of the office premises covered under the Lease at Closing (the "Premises"), pursuant to which IIS will enter into a new lease for the Premises simultaneously with the termination of the Lease, sublet the Premises, or take an assignment of the Lease, provided the terms are no less favorable to IIS than those currently provided to K2 Digital and provided the lease documentation is reasonably satisfactory to IIS.

(b) K2 Digital shall allow the Hired Employees and Hired Consultant to remain in the current office space and to utilize all furniture, fixtures, equipment, supplies and premises currently utilized in the conduct of business pending completion by IIS of arrangements with K2 Digital's landlord to take assignment of, sublet or lease the Premises. IIS shall reimburse K2 Digital on a monthly basis for K2 Digital's office rent during that period. IIS shall provide, at no cost to K2 Digital, office space to the Hired Consultant until December 31, 2001.


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2.3      ASSETS TO BE SOLD

         Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, K2 Digital shall sell, convey, assign, transfer and deliver to IIS, and IIS shall purchase and acquire from K2 Digital, free and clear of any Encumbrances, all of K2 Digital's right, title and interest in and to the following Assets:

(a) the customer contracts (i) of Transferred Customers and (ii) other customers of K2 Digital listed on Schedule 2.3(a) (the "Contracts");

(b) the furniture, fixtures and equipment utilized prior to the date hereof by the Hired Employees, including the fixed assets listed on Schedule 2.3(b);

(c) All accounts and notes receivable and other amounts owing, and all related revenues, of or by clients or customers of K2 Digital ("Transferred Customers") on whose accounts or projects any of the Hired Employees performed services, or to whom products were shipped, at any time on or after August 1, 2001, together with and all revenues generated from services performed or products shipped on or after August 1, 2001 (whether or not invoiced or constituting a receivable as of August 1, 2001) (the "Transferred Receivables"). Notwithstanding the foregoing, the Transferred Receivables shall not include any accounts receivable created by K2 Digital prior to August 1, 2001 or any unbilled revenues (revenues earned but not invoiced to the client) from services performed by K2 Digital prior to August 1, 2001, even though invoiced after such date.

(d)      the Intellectual Property Assets listed on Schedule 2.3(d);

(e) all data and records related to the Contracts, Transferred Customers (and other K2 Digital customers), Transferred Receivables, Hired Employees, Hired Consultant and other Assets of K2 Digital, including client and customer lists and records, referral sources, research and development reports and records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records and, subject to Legal Requirements, copies of all personnel records of the Hired Employees and the Hired Consultant; and

(f) the prepaid expenses of K2 Digital as of July 31, 2001, plus amounts paid by K2 Digital after July 31, 2001 that are GAAP prepaid expenses for any period on or after August 1, 2001, all of which are listed on
         Schedule 2.3(f) (the "Prepaid Expense").

         All of the property and assets to be transferred to IIS hereunder are herein referred to collectively as the "Assets." Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless IIS expressly assumes that Liability in this Agreement.

2.4      EXCLUDED ASSETS

         Notwithstanding anything to the contrary contained in Section 2.3 or elsewhere in this Agreement, all of the assets of K2 Digital not referenced or listed in Section 2.3 (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded

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from the Assets and shall remain the property of K2 Digital after the Closing.
Such Excluded Assets include, but are not limited to, the accounts receivable and unbilled revenue detailed in Schedule 2.4.

2.5      CONSIDERATION

         The consideration for the Assets (the "Purchase Price") will be $444,000.00 to be paid $419,000.00 in cash and by the assumption by IIS of capital lease obligations of not more than $25,000.00. At the Closing, the cash portion of the Purchase Price ($419,000.00) along with the cash fee of $50,000.00 for the noncompetition agreement of K2 Digital (and $75,000.00 for the Initial Placement Fee), shall be delivered by IIS to K2 Digital by wire transfer or other immediately available funds. Notwithstanding the previous sentence, IIS will wire directly to K2 Digital's creditor(s), included but not limited to SGI Graphics LLC and its affiliates ("SGI"), the amount of the purchase price that is necessary to pay off any existing Encumbrance on the Assets, other than those relating to the assumed portion of the capital leases. The wire instructions for any payments made directly to creditors will reflect that the payment is being made for the benefit of K2 Digital.

2.6      LIABILITIES

         IIS will not assume and does not agree to discharge any Liabilities of K2 Digital except for (i) the continuing obligations under the Contracts to the extent such Contracts require or contemplate performance on or after the Closing Date, but not for any breach occurring prior to the Closing Date (ii) deferred revenues not to exceed $74,420 as detailed in Schedule 2.6, and (iii) up to, but not exceeding, $100,000 of K2 Digital's liabilities for customer advances. IIS shall also be responsible for and shall indemnify and hold K2 Digital harmless from any amounts and Liabilities incurred after the date of hire to Hired Employees as a result of their employment arrangements with IIS (but not as a result of or arising out of their prior employment by K2 Digital), and Liabilities incurred by IIS arising out of its use and operation of the Assets after Closing. All other Liabilities will remain the sole responsibility of and shall be retained, paid, performed and discharged, except as set forth in
Section 2.5, solely by K2 Digital, including, but not limited to:

(a) any Liability arising out of or relating to products or services of K2 Digital to the extent performed, manufactured, or sold, as the case may be, prior to the Closing Date;

(b) any Liability under any contract assumed by IIS that arises after the Closing Date to the extent it arises out of or relates to any breach that occurred prior to the Closing Date;

(c) any Liability for Taxes, including (A) any Taxes arising as a result of K2 Digital's operation of its business or ownership of the Assets prior to the Closing Date, (B) any Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement and (C) any deferred Taxes of any nature;

(d) any Liability under any contract not assumed by IIS, including any Liability arising out of or relating to K2 Digital's credit facilities, loan agreements or arrangements, debt instruments or any security interest related thereto;


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(e)      any environmental, health and safety liabilities arising out of or relating to the operation of K2 Digital's business;

(f) any Liability under the K2 Digital Employee Plans or relating to payroll, vacation, sick leave, workers' compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for K2 Digital's employees or former employees (including any Hired Employees) or both;

(g) any Liability under any employment, severance, retention or termination agreement, or any penalties or damages or late-, under- or non-payment of wages or other compensation, with or relating to any employee or former employee (including any Hired Employees or the Hired Consultant) of K2 Digital;

(h) any Liability arising out of or relating to any employee grievance whether or not the employees filing or initiating such grievance are hired by IIS;

(i) any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of K2 Digital;

(j) any Liability to distribute to any of K2 Digital's shareholders or otherwise apply all or any part of the consideration received hereunder;

(k)      any Liability arising out of any proceeding pending as of the Closing
         Date;

(l) any Liability arising out of any proceeding commenced after the Closing Date to the extent arising out of or relating to any occurrence or event happening prior to the Closing Date;

(m) any Liability arising out of or resulting from K2 Digital's compliance or noncompliance with any Legal Requirement or Order of any governmental body;

(n) any Liability of K2 Digital under this Agreement or any other document executed in connection with the transactions contemplated hereby; and

(o) any Liability of K2 Digital based upon K2 Digital's acts or omissions occurring prior to or after the Closing Date.

2.7      ALLOCATION

         The Purchase Price shall be allocated in accordance with Schedule 2.7, attached hereto. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in Schedule 2.7 for all Tax purposes and in all filings, declarations and reports with the U.S. Internal Revenue Service ("IRS") in respect thereof, including the reports required to be filed under Section 1060 of the Internal Revenue Code of 1996, as amended (the "Code"). IIS shall prepare and deliver IRS Form 8594 to K2 Digital within sixty
(60) days after the Closing Date to be filed with the IRS. In any Proceeding related to the determination of any

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Tax, neither IIS nor K2 Digital shall contend or represent that such allocation is not a correct allocation.

2.8      CLOSING

         The transactions provided for in this Agreement will take place at the offices of Snell & Wilmer L.L.P., at One Arizona Center, Phoenix, Arizona 85004-0001 (the "Closing"), commencing at 5:00 p.m. (local time) on August 31, 2001 (the "Closing Date"), unless IIS and K2 Digital otherwise agree. Subject to the provisions of Section 9, failure to consummate the transactions provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.8 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Section 9.

2.9      CLOSING OBLIGATIONS

         In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a)      K2 Digital or any other party thereto shall deliver to IIS:

         (i) a bill of sale for the Assets that are tangible personal property in the form of Schedule 2.9(a)(i) (the "Bill of Sale") executed by K2 Digital;

         (ii) an assignment of all of the Assets that are intangible personal property in the form of Schedule 2.9(a)(ii) (the "Assignment Agreement") executed by K2 Digital;

         (iii) assignments of all Intellectual Property Assets and separate assignments of all registered Marks and Copyrights in the form of Schedule 2.9(a)(iii) executed by K2 Digital;

         (iv) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by IIS, each in form and substance reasonably satisfactory to IIS and its legal counsel and executed by K2 Digital;

         (v)      the Employment Agreements;

         (vi) a certificate executed by K2 Digital as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.1;

         (vii) a certificate of the Secretary of K2 Digital certifying, as complete and accurate as of the Closing, attached copies of the certificate of incorporation and bylaws of K2 Digital, certifying and attaching all requisite resolutions or actions of K2 Digital's board of directors approving the execution and delivery of this

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                  Agreement and the consummation of the transactions
                  contemplated hereby and certifying to the incumbency and signatures of the officers of K2 Digital executing this Agreement and any other document relating to the contemplated transactions;

         (viii) the lease for the Premises, duly executed by K2 Digital's landlord, or a sublease or assignment of the existing lease, in each case in form and substance reasonably acceptable to IIS, together with any other customary estoppel or other certificates executed by such landlord and/or K2 Digital; and

         (ix) all consents, waivers, authorizations necessary to transfer, sell and assign the Assets and to consummate the other transactions contemplated hereby.

(b)      IIS shall deliver to K2 Digital:

         (i) $544,000.00 of which approximately $255,274.00 (or such larger or other amount as is needed to release any Encumbrances on the Assets) shall be payable to K2 Digital's creditors pursuant to Section 2.5, and the remainder by wire transfer to an account specified by K2 Digital in a writing delivered to IIS; and

         (ii) a certificate executed by IIS as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.1.

                 3. REPRESENTATIONS AND WARRANTIES OF K2 DIGITAL

         K2 Digital represents and warrants to IIS as follows:

3.1 ORGANIZATION AND GOOD STANDING. K2 Digital is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under its contracts. K2 Digital is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

3.2      ENFORCEABILITY; AUTHORITY; NO CONFLICT

(a) This Agreement constitutes the legal, valid and binding obligation of K2 Digital, enforceable against it in accordance with its terms. Upon the execution and delivery by K2 Digital of the other agreements to be executed or delivered by K2 Digital at the Closing (collectively, "K2 Digital's Closing Documents"), each of K2 Digital's Closing Documents will constitute the legal, valid and binding obligation of K2 Digital, enforceable against it in accordance with its terms. K2 Digital has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and K2

         Digital's Closing Documents to which it is a party and to perform its obligations under this Agreement and K2 Digital's Closing Documents, and such action has been duly authorized by all necessary action by the board of directors and stockholders of K-2 Digital.

(b) Except as set forth in Schedule 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time): (i) breach (A) any provision of any of the certificates of incorporation or bylaws of K2 Digital,
         (B) any resolution adopted by the board of directors or stockholders of K2 Digital; (ii) breach or give any governmental body or other Person the right to challenge any of the contemplated transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which K2 Digital, or any of the Assets, may be subject;
         (iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by K2 Digital or that otherwise relates to the Assets or to the business of K2 Digital; (iv) breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any contract or agreement; or (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

(c) K2 Digital is not required to give any notice to or obtain any consent from any Person, including its stockholders, in connection with the execution and delivery of this Agreement or the consummation or performance of any of the contemplated transactions.

3.3      SEC REPORTS; FINANCIAL STATEMENTS

         Since January 1, 2000, K2 Digital (or any predecessor) has filed all forms, reports and documents with the U.S. Securities and Exchange Commission ("SEC") required to be filed by it under the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act") (such reports being referred to respectively herein as the" SEC Reports"), each of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such SEC Reports were filed. None of the SEC Reports contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent amended prior to the date hereof by a subsequently filed SEC Report. The consolidated financial statements of K2 Digital included in the SEC Reports complied as to form with applicable accounting requirements and the published rules and regulations of the SEC in respect thereof and fairly presented, in conformity with GAAP, the consolidated financial position of K2 Digital and its consolidated subsidiaries, in each case as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to the absence of footnote disclosure and to normal year-end adjustments). For purposes of this Agreement, "Last Balance Sheet" means the consolidated balance sheet of K2 Digital as of June 30, 2001, filed with K2 Digital's quarterly report on Form 10-QSB. Since the date of the Last Balance Sheet, there has not been any change, or any application or request for any change, by K2 Digital or any of its subsidiaries in accounting principles, methods or policies for financial accounting or tax purposes, other than as a result of any changes under GAAP or other relevant accounting principles or changes required by any applicable tax rule or regulation.

3.4      BOOKS AND RECORDS

         The books of account and other financial records of K2 Digital, all of which have been made available to IIS, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, including the maintenance of an adequate system of internal controls.

3.5      TITLE TO ASSETS; ENCUMBRANCES

         K2 Digital owns (or will by the Closing own) good, marketable and transferable title to all the Assets. K2 Digital shall, at or before the time of Closing, transfer and deliver all Assets to IIS free and clear of all Encumbrances.

3.6      CONDITION OF ASSETS

         Each item of tangible personal property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the ordinary course of business and is free from latent and patent defects. No item of tangible personal property is in need of repair or replacement other than as part of routine maintenance in the ordinary course of business.

3.7      TRANSFERRED RECEIVABLES

         All Transferred Receivables represent or will represent valid obligations arising from sales or the provision of services actually made or services actually performed by Hired Employees in the ordinary course of business on or after August 1, 2001. To the Knowledge of K2 Digital, each of such Transferred Receivables will be collected in full, without any setoff, within ninety (90) days after the day on which it first becomes due and payable. There is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business of K2 Digital, under any Contract with any account debtor of an Transferred Receivable relating to the amount or validity of such Transferred Receivable. K2 Digital has provided to IIS a complete and accurate list of all Transferred Receivables, which list sets forth the aging of each such receivable. Notwithstanding the foregoing, K2 Digital does not guarantee or warrant the collection of any of the Transferred Receivables.

3.8      NO UNDISCLOSED LIABILITIES

         Except as set forth in Schedule 3.8, K2 Digital has no Liability except for Liabilities reflected or reserved against in the Last Balance Sheet and current liabilities incurred in the ordinary course of business of K2 Digital since the date of the Last Balance Sheet.

3.9      TAXES

(a) K2 Digital has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. All Tax Returns and reports filed by K2 Digital are true, correct and complete. K2 Digital has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by K2 Digital, except such Taxes, if any, as are listed in Schedule 3.9 (a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the financial statements. Except as provided in Schedule 3.9(a), K2 Digital currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or is expected to be made by any governmental body in a jurisdiction where K2 Digital does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and K2 Digital has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

(b) All Taxes that K2 Digital is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper governmental body or other Person.

(c) K2 Digital (A) has not been a member of an affiliated group within the meaning of Section 1504(a) of the Code, or any similar group defined under a similar provision of state, local or foreign law and (B) has no liability for Taxes of any person (other than K2 Digital and its subsidiaries) under Treas. Reg. sect. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise.

(d) K2 Digital has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

3.10     EMPLOYEE BENEFIT PLANS

(a) K2 Digital has delivered or will prior to the Closing deliver to IIS true and complete copies of each deferred compensation, incentive compensation, stock purchase, stock option and other equity compensation plan covering any employee or former employee of K2 Digital, "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) covering any employee or former employee of K2 Digital; each "pension" plan, fund or program of K2 Digital (within the meaning of Section 3(2) of ERISA) covering any employee or former employee of K2 Digital; each employment, consulting, termination or severance agreement to which K2 Digital is a party or by which it is bound; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by K2 Digital, or to which K2 Digital is a party, whether written or oral, for the benefit of any employee, former employee, director, independent contractor, consultants, leased employees or contingent worker of K2 Digital (the "Employee Plans").

(b) With respect to each Employee Plan, K2 Digital has heretofore delivered or will prior to the Closing deliver or made or will make available to IIS, along with true and complete copies of the Employee Plan and any amendments thereto (or if the Employee Plan is not a written Employee Plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Employee Plan intended to qualify under
         Section 401 of the Code.

(c) No Liability under Title IV or Section 302 of ERISA has been incurred by K2 Digital or any entity, that together with K2 Digital would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA (an "ERISA Affiliate") that has not been satisfied in full, and no condition exists that presents a risk to K2 Digital or any ERISA Affiliate of incurring any such Liability.

(d) No Employee Plan is subject to Title IV of ERISA or Section 412 of the Code; nor is any Employee Plan a "multiemployer pension plan," as defined in Section 3(37) of ERISA, or subject to Section 302 of ERISA; nor has K2 Digital nor any ERISA Affiliate maintained or contributed to any multiemployer pension plan in the last six (6) years.

(e) K2 Digital will be responsible for and pay any and all workers' compensation and other similar claims asserted by or with respect to any employee or former employee of K2 Digital (including any Hired Employee) in respect of any injury or other compensable event or occupational illness or disease which occurred or is attributable to any event, state of facts or condition which existed or occurred prior to the Closing Date (or prior to the actual start date with IIS with respect to any Hired Employee).

(f) K2 Digital shall be solely responsible for offering and providing any continuation coverage under Section 4980B of the Code and Part 6 of Title 1 of ERISA ("COBRA Coverage") with respect to any "qualified beneficiary" who is covered by a K2 Digital Plan that is a "group health plan" (as defined under COBRA) and who experiences a qualifying event on or prior to the Closing Date (or prior to the actual start date with IIS with respect to any Hired Employee).

(g) K2 Digital shall provide IIS all information relating to each employee or former employee of K2 Digital (including any Hired Employee), as IIS may reasonably require in connection with its employment of such persons, including, without limitation, initial employment dates, termination dates, reemployment dates, hours of service, compensation and tax withholding history in a form that will be usable by IIS and such information shall be true and correct in all respects.

3.11     LEGAL PROCEEDINGS; ORDERS

(a) Except as set forth in Schedule 3.11(a), there is no pending or, to K2 Digital's Knowledge, threatened Proceeding:

         (i) by or against K2 Digital or that otherwise relates to or may affect the Assets, Transferred Customers, or Hired Employees (or Hired Consultant); or

         (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby.

(b)      Except as set forth in Schedule 3.11(b):

         (i) there is no Order to which K2 Digital, its business or any of the Assets is subject; and

         (ii) to the Knowledge of K2 Digital, no officer, director, agent or employee of K2 Digital is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of K2 Digital.

3.12     ABSENCE OF CERTAIN CHANGES AND EVENTS

         Since March 31, 2001 K2 Digital has conducted its business only in the ordinary course of business and there has not been any:

(a) payment (except in the ordinary course of business) or increase by K2 Digital of any bonuses, salaries or other compensation to any shareholder, director, officer or employee or entry into any employment, severance or similar contract with any director, officer or employee, other than as provided to IIS, prior to the date hereof;

(b) adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan;

(c) damage to or destruction or loss of any Asset, whether or not covered by insurance;

(d) sale, lease or other disposition of any Asset of K2 Digital (including the Intellectual Property Assets) or the creation of any Encumbrance on any Asset, other than the security interest and lien granted to SGI;

(e) indication by any customer of an intention to discontinue or change the terms of its relationship with K2 Digital; or

(f)      contract by K2 Digital to do any of the foregoing.

3.13     CONTRACTS; NO DEFAULTS

(a) K2 Digital has delivered to IIS accurate and complete copies, of each Contract and any contract or agreement containing covenants that in any way purport to restrict K2 Digital's business activity or limit the freedom of K2 Digital to engage in any line of business or to compete with any Person, in each case to the extent such other contract would restrict IIS's ability to conduct business with the Transferred Customers or other customers of K2 Digital or restrict or limit the ability of the Hired Employees or the Hired Consultant to perform services for IIS after their date of hire.

(b) Each Contract is in full force and effect and is valid and enforceable in accordance with its terms; and is assignable by K2 Digital to IIS without the consent of any other Person (other than any consents that have been obtained or consents of customers required under the Contracts, which K2 Digital has no reason to believe cannot be obtained by it).

(c) Except as set forth in Schedule 3.14 K2 Digital and each other party thereto is, and at all times since January 1, 2000, has been, in material compliance with all applicable terms and requirements of each Contract. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a breach of, or give K2 Digital or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any such Contract. K2 Digital has not given to or received from any other Person, at any time since January 1, 2000, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, or cancellation, termination or notice of non-renewal of any Contract.

3.14     EMPLOYEES

(a) K2 Digital has provided to IIS a complete and accurate list of the following information for each employee, director, independent contractor, consultant and agent of K2 Digital, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or director benefit plan.

(b) K2 Digital has not violated the Worker Adjustment and Retraining Notification Act (the "WARN Act") or any similar state or local Legal Requirement. During the ninety (90) day period prior to the date of this Agreement, K2 Digital has not terminated more than 25 employees.

3.15     LABOR; COMPLIANCE

         K2 Digital has complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other requirements under all Legal Requirements, the payment of social security and similar Taxes and occupational safety and health. K2 Digital is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements. There has not been and is not pending any threatened or actual strike, slowdown, work stoppage or employee grievance involving K2 Digital.

3.16     INTELLECTUAL PROPERTY ASSETS

(a) The term "Intellectual Property Assets" means all intellectual property owned or licensed (as licensor or licensee) by K2 Digital in which K2 Digital has a proprietary interest, and which constitutes part of the Assets, including:

         (i) K2 Digital's name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, "Marks");

         (ii) all registered and unregistered copyrights in both published works and unpublished works (collectively, "Copyrights");

         (iii)    all rights in mask works;

         (iv) all know-how, trade secrets, confidential or proprietary information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints (collectively, "Trade Secrets"); and

         (v) all rights in internet web sites and internet domain names presently used by K2 Digital (collectively "Net Names").

(b) K2 Digital has delivered to IIS accurate and complete copies of all K2 Digital contracts relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $5,000 under which K2 Digital is the licensee. There are no outstanding and, to K2 Digital's Knowledge, no threatened (overtly or in writing) disputes or disagreements with respect to any such contract. K2 Digital has no patents, patent applications, or, to its Knowledge, inventions or discoveries that may be patentable.

(c) K2 Digital is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a third party all of the Intellectual Property Assets. All former and current employees of K2 Digital have executed written contracts with K2 Digital that assign to K2 Digital all rights to any inventions, improvements, discoveries or information relating to the business of K2 Digital.

(d) All of the Intellectual Property Assets are currently in compliance with formal Legal Requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date. No Intellectual Property Asset is infringed or, to K2 Digital's Knowledge, has been challenged or threatened in any way and (B) none of the services of K2 Digital or products manufactured or sold, nor any process or know-how used, by K2 Digital, and none of the Intellectual Property Assets, infringes or is alleged to infringe any intellectual property asset or other proprietary right of any other Person and is not a derivative work based on the work of any other Person.

(e) All Marks have been registered with the United States Patent and Trademark Office. No Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to K2 Digital's Knowledge, no such action is threatened with respect to any of the Marks. To K2 Digital's Knowledge, there is no potentially interfering trademark or trademark application of any other Person. All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

(f) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. K2 Digital has taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets (including the enforcement by K2 Digital of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in K2 Digital's standard form, and all current and former employees and contractors of K2 Digital have executed such an agreement). K2 Digital has good title to and an absolute right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature and, to K2 Digital's Knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than K2 Digital) or to the detriment of K2 Digital.

(g) All Net Names have been registered in the name of K2 Digital. To K2 Digital's Knowledge, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any Net Name.

3.17     BROKERS OR FINDERS

         Neither K2 Digital nor any of its representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with the transactions contemplated by this Agreement for which IIS will or could be liable or responsible.

3.18     SOLVENCY

(a) K2 Digital is not now insolvent and will not be rendered insolvent by any of the transactions contemplated hereby. As used in this section, "insolvent" means that the sum of the debts and other probable Liabilities of K2 Digital exceeds the present fair saleable value of K2 Digital's assets.

(b) Immediately after giving effect to the consummation of the transactions contemplated hereby: (i) K2 Digital will be able to pay its Liabilities as they become due in the usual course of its business, assuming full performance of IIS's payment obligations under this Agreement; (ii) K2 Digital will not have unreasonably small capital with which to conduct its present or proposed business; and (iii) K2 Digital will have assets (calculated at fair market value) that exceed its Liabilities.

3.19     DISCLOSURE

         No representation or warranty or other statement made by K2 Digital in this Agreement, the Disclosure Letter, the certificates delivered pursuant to
Section 2.9(a) or otherwise in connection with the transactions contemplated hereby contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading. K2 Digital does not have Knowledge of any fact that has specific application to K2 Digital (other than general economic or industry conditions) and that may materially adversely affect the Assets (including without limitation the Contracts, Prepaid Expenses and Transferred Receivables), Transferred Customers (or other customers), Hired Employees or Hired Consultant, that has not been set forth in this Agreement or the Disclosure Letter.

                    4. REPRESENTATIONS AND WARRANTIES OF IIS

         IIS represents and warrants to K2 Digital as follows:

4.1      ORGANIZATION AND GOOD STANDING

         IIS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now conducted.

4.2      AUTHORITY; NO CONFLICT

         This Agreement constitutes the legal, valid and binding obligation of IIS, enforceable against IIS in accordance with its terms. Upon the execution and delivery by IIS of the agreements to be executed or delivered by IIS at Closing (collectively, "IIS's Closing Documents"), each of IIS's Closing Documents will constitute the legal, valid and binding obligation of IIS, enforceable against IIS in accordance with its respective terms. IIS has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and IIS's Closing Documents and to perform its obligations under this Agreement and IIS's Closing Documents, and such action has been duly authorized by all necessary corporate action.

4.3      BROKERS OR FINDERS

         Neither IIS nor any of its representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the transactions contemplated hereby.

                           5. COVENANTS OF K2 DIGITAL

5.1      ACCESS AND INVESTIGATION

         Between the date of this Agreement and the Closing Date and thereafter if reasonably required by IIS, K2 Digital shall (a) afford IIS and its representatives full and free access, during regular business hours, to K2 Digital's personnel, properties, contracts, governmental authorizations, books and records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of K2 Digital; (b) furnish IIS with copies of all such contracts, governmental authorizations, books and records and other existing documents and data as IIS may reasonably request; (c) furnish IIS with such additional financial, operating and other relevant data and information as IIS may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by IIS, with IIS's investigation of the properties, assets and financial condition related to K2 Digital.

5.2      OPERATION OF THE BUSINESS OF K2 DIGITAL

         Between the date of this Agreement and the Closing, K2 Digital shall:
(a) use its best efforts to preserve intact its current business organization, keep available the services of its officers, employees (other than the Hired Employees) and agents and maintain its relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it; (b) report periodically to IIS concerning the status of its business, operations and finances; (c) maintain the Assets in a state of repair and condition that complies with Legal Requirements and is consistent with the requirements and normal conduct of K2 Digital's business; and (d) comply with all Legal Requirements and contractual obligations applicable to the operations of K2 Digital's business.

5.3      REQUIRED APPROVALS

         K2 Digital shall cooperate with IIS and its representatives in obtaining all consents necessary to IIS to assume the Contracts, acquire the Assets and otherwise consummate the transactions contemplated hereby.

5.4      NO NEGOTIATION

         Until such time as this Agreement shall be terminated pursuant to
Section 9.1, K2 Digital shall not directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than IIS) relating to any business combination transaction involving K2 Digital, including the merger or consolidation of K2 Digital or the sale of its business, securities or any of the Assets. K2 Digital shall notify IIS of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by K2 Digital.

5.5      PAYMENT OF LIABILITIES

         K2 Digital shall pay or otherwise satisfy in the ordinary course of business all of its Liabilities and obligations.

                           6. COVENANT NOT TO COMPETE

         As consideration for IIS entering into this Agreement, each of K2 Digital and its respective subsidiaries and successors will not at any time during the five (5) year period immediately following the date hereof, directly or indirectly, in sole proprietorship, in any partnership or joint venture, or as owner of an equity interest in any corporation, limited liability company or other business entity (other than the ownership of one percent (1%) or less of the outstanding equity securities of any publicly-traded corporation or entity), or as an agent of or consultant to any of the foregoing: (i) engage in any business of substantially the same character as the business engaged in by it, or provide any services of substantially the same character as the services provided by it, to any person or entity, including without limitation the Transferred Customers, anywhere in the world, (ii) solicit or attempt to solicit for employment any person who is, at the time of such solicitation, a Hired Employee, Key Employee or other employee or officer of IIS, or induce or attempt to induce any such person to terminate his or her employment with IIS, or (iii) ) solicit or attempt to solicit any client or customer, including without limitation any Transferred Customer, to do business with K2 Digital or its affiliates or successors, or induce or attempt to induce any such customer to terminate his or her relationship with IIS; provided, however, that after the date hereof, K2 Digital may take such steps as are necessary to collect its accounts and otherwise take such actions as are necessary to wind up its business to the extent not inconsistent with the purposes and intent of this Section 6 and the value to IIS of the transactions contemplated by this Agreement; and provided further that, solely for purposes of Section 6(i) above, K2 Digital shall not be prohibited from merging with or into another corporation or other entity that provides competitive services or products.

              7. CONDITIONS PRECEDENT TO IIS'S OBLIGATION TO CLOSE

         IIS's obligation to consummate the transactions contemplated hereby and to take the other actions required to be taken by IIS at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by IIS in its sole discretion, in whole or in part):

7.1      ACCURACY OF REPRESENTATIONS; COVENANTS

         Each of K2 Digital's representations and warranties in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, except that any representations and warranties already qualified by materiality shall be true and correct in all respects. Each of the covenants and obligations that K2 Digital are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects.

7.2      ADDITIONAL DOCUMENTS

         K2 Digital shall have caused the documents and instruments required by
Section 2.9(a) and the following documents to be delivered (or tendered subject only to Closing) to IIS:

(a)      Payment and releases of all Encumbrances on the Assets;

(b)      Such other documents as IIS may reasonably request for the purpose of:

         (i) evidencing the accuracy of any of K2 Digital's representations and warranties;

         (ii) evidencing the performance by K2 Digital, or the compliance by K2 Digital with, any covenant or obligation required to be performed or complied with by K2 Digital;

         (iii) evidencing the satisfaction of any condition referred to in this Section 7; or

         (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated hereby.

7.3      NO PROCEEDINGS

         Since the date of this Agreement, there shall not have been commenced or threatened against IIS, any Proceeding (a) involving any challenge to, or seeking Damages (as defined in Section 11.2) or other relief in connection with, any of the transactions contemplated hereby or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the transactions contemplated hereby.

7.4      NO CONFLICT

         Neither the consummation nor the performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause IIS to suffer any adverse consequence under (a) any applicable Legal Requirement or Order, or (b) any governmental authorizations or (c) any material contract (including the Contracts), agreement or credit arrangement of K2 Digital.

           8. CONDITIONS PRECEDENT TO K2 DIGITAL'S OBLIGATION TO CLOSE

         K2 Digital's obligation to sell the Assets and to take the other actions required to be taken by K2 Digital at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by K2 Digital in its sole discretion in whole or in part):

8.1      ACCURACY OF REPRESENTATIONS; COVENANTS

         Each of IIS's representations and warranties in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made, except that any representations and warranties already qualified by materiality shall be true and correct in all respects. Each of the covenants and obligations that IIS is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects.

8.2      ADDITIONAL DOCUMENTS

         IIS shall have caused the documents and instruments required by Section 2.9(b) to be delivered (or tendered subject only to Closing) to K2 Digital.

8.3      NO INJUNCTION

         There shall not be in effect any Legal Requirement or any injunction or other Order that prohibits the consummation of the transactions contemplated hereby.


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
                                 9. TERMINATION

9.1      TERMINATION EVENTS

         By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

(a) by IIS if a material breach of any provision of this Agreement has been committed by K2 Digital and such breach has not been waived by IIS;

(b) by K2 Digital if a material breach of any provision of this Agreement has been committed by IIS and such breach has not been waived by K2 Digital;

(c) by IIS if any condition in Section 7 has not been satisfied as of the date specified for Closing or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of IIS to comply with its obligations under this Agreement), and IIS has not waived such condition on or before such date;

(d) by K2 Digital if any condition in Section 8 has not been satisfied as of the date specified for Closing or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of K2 Digital to comply with their obligations under this Agreement), and K2 Digital has not waived such condition on or before such date;

(e)      by mutual consent of IIS and K2 Digital; or

(f) by IIS or K2 Digital if the Closing has not occurred on or before September 30, 2001, or such later date as the parties may agree upon, unless IIS is in material breach of this Agreement, in which event IIS may not terminate pursuant to this clause (f).

9.2      EFFECT OF TERMINATION

         If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in Section 2.1(a), (b), (c), and (f), Section 10.4 and Section 11 will survive, provided, however, that, if this Agreement is terminated because of a breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                    10. ADDITIONAL COVENANTS; AND AGREEMENTS

10.1     PAYMENT OF ALL TAXES RESULTING FROM SALE OF ASSETS BY K2 DIGITAL

         K2 Digital shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets and other transactions contemplated by this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements.

10.2     PAYMENT OF LIABILITIES

         In addition to payment of Taxes pursuant to Section 10.1, K2 Digital shall pay, or make adequate provision for the payment, in full all Liabilities of K2 Digital (assuming full performance by IIS of its payment obligations under this Agreement). If any such Liabilities (other than Liabilities contested in good faith by K2 Digital and for which appropriate reserves have been made and adequate funds available) are not so paid or provided for, or if IIS reasonably determines that failure to make any payments will materially impair IIS's use or enjoyment of the Assets or conduct of the business previously conducted by K2 Digital with the Assets, IIS may, at any time after the Closing Date, elect with at least 5 days' prior notice to K2 Digital to make all such payments directly (but shall have no obligation to do so) and set off and deduct the full amount of all such payments from the Contingent Placement Fee or any other amounts payable to K2 Digital. IIS shall receive full credit against the Contingent Placement Fee or such other amounts for all payments so made, except to the extent it is ultimately determined that such payments were not required to be made by K2 Digital.

10.3     ASSISTANCE IN PROCEEDINGS

         K2 Digital will reasonably cooperate with IIS and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and records in connection with, any Proceeding involving or relating to (a) any transaction contemplated hereunder or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving K2 Digital or its business.

10.4     CUSTOMER FUNDS

(a) In the event K2 Digital receives payments on account of any Transferred Receivable ("IIS Customer Funds"), K2 Digital will immediately transfer to IIS all IIS Customer Funds received by K2 Digital or its affiliates and will, if required by IIS, execute and provide to any depository institutions any irrevocable or automatic funds transfer instructions needed to transfer such funds (electronic or otherwise) deposited into K2 Digital's accounts to accounts of IIS. K2 Digital hereby authorizes IIS to endorse in IIS's name all notes, checks, draft money orders or other instruments of payment or utilize credit memos in respect of the foregoing which may come into the possession of K2 Digital or IIS, and K2 Digital hereby ratifies all that IIS may lawfully do or cause to be done by virtue hereof. In the event IIS receives any funds allocable to accounts receivable or unbilled revenue existing as of July 31, 2001, or other amounts belonging to K2 Digital hereunder, IIS shall promptly pay such amounts over to K2 Digital.

(b) Prior to the Closing, and until termination of this Agreement in accordance with its terms, IIS will have the sole irrevocable right and authority to invoice for and collect all monies or credits payable in respect of the IIS Customer Funds, no matter how or when earned. If any of K2 Digital or its affiliates receive any such monies or credit memos, it will hold all such monies or credit memos in trust for the sole benefit of IIS and pay all such amounts to IIS in accordance with
         Section 10.4(a) above. In the event IIS receives any funds allocable to accounts receivable, or other amounts retained by or belonging to K2 Digital hereunder, IIS shall promptly pay such amounts over to K2 Digital.

(c) Each party shall reasonably cooperate (including making its relevant employees available) with the other with respect to the collection of their respective accounts receivables that have a common customer (provided that no party shall have any obligation to act as a collection agent for the other).

10.5     USE OF NAMES

         Until termination of this Agreement in accordance with its terms, IIS shall have the right to use, and K2 Digital hereby grants to IIS the irrevocable, exclusive right and license to use (except that K2 Digital may use such names for the limited purpose of winding up its business) on a perpetual, royalty free basis, all of K2 Digital's trade or business names, service marks, copyrights, brands, processes and methodologies used or usable in K2 Digital's business, including without limitation the names "K2 Digital," "K2," "W3," and the domain name and sites used or owned by K2 Digital, including www.K2Digital.com. Following the Closing, K2 Digital may continue to use the names "K2 Digital" and "K2" for a 12-month period in describing the corporate entity as it transitions to a new corporate name and tradename. Such names and marks shall not be transferred to, licensed by or otherwise used by any successor or acquiror of the assets, securities or business of K2 Digital, whether by merger or otherwise.

                          11. INDEMNIFICATION; REMEDIES

11.1     SURVIVAL

         All representations, warranties, covenants and obligations in this Agreement, the Disclosure Letter, the certificates delivered pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

11.2     INDEMNIFICATION AND REIMBURSEMENT BY K2 DIGITAL

         K2 Digital will indemnify and hold harmless IIS, and its representatives, officers, directors, employees, shareholders, subsidiaries and related persons (collectively, the "IIS Indemnified Persons"), and will reimburse the IIS indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees and expenses) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising from or in connection with:

(a) any breach of any representation or warranty made by K2 Digital in (i) this Agreement, (ii) the Disclosure Letter, (iii) the certificates delivered pursuant to this Agreement (iv) any transfer instrument or
         (v) any other certificate, document, writing or instrument delivered by K2 Digital pursuant to this Agreement;

(b) any breach of any covenant or obligation of K2 Digital in this Agreement or in any other certificate, document, writing or instrument delivered by K2 Digital pursuant to this Agreement;

(c) any Liability arising out of the ownership or operation of the Assets prior to the Closing Date;

(d)      any Employee Plan established or maintained by K2 Digital; or

(e)      any Liabilities of K2 Digital not expressly assumed by IIS hereunder.

11.3     INDEMNIFICATION AND REIMBURSEMENT BY IIS

         IIS will indemnify and hold harmless K2 Digital and its representatives, officers, directors employees, shareholders, subsidiaries, and related persons (collectively, the "K2 Indemnified Persons"), and will reimburse the K2 Indemnified Persons, for any Damages arising from or in connection with:

(a) any breach of any representation or warranty made by IIS in this Agreement or in any certificate, document, writing or instrument delivered by IIS pursuant to this Agreement;

(b) any breach of any covenant or obligation of IIS in this Agreement or in any other certificate, document, writing or instrument delivered by IIS pursuant to this Agreement;

(c)      any Liabilities of K2 Digital expressly assumed by IIS hereunder; or

(d) any Liability arising out of the ownership or operation of the Assets by IIS from and after the Closing Date, except as otherwise provided by this Agreement.

                             12. GENERAL PROVISIONS

12.1     EXPENSES

         Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expense of its representatives, except that IIS will reimburse K2 Digital for up to, but not exceeding, $10,000 of its outside legal fees upon presentation of proper invoices.

12.2     PUBLIC ANNOUNCEMENTS

         Except as required by law or the rules of any stock exchange on which either party's shares of common stock are publicly traded, neither party will issue any press release or make

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
any public announcement concerning the subject of this Agreement without the prior consent of the other party, which shall not be unreasonably withheld. With respect to any required disclosures, the disclosing party shall provide advance copies of any press release or public filing and provide the non-disclosing party a reasonable opportunity to review and revise such release or filing.

12.3     NOTICES

         All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

          K2 Digital:       30 Broad Street, 7th Floor, New York, New York 10004
          Attention:        Mr. Gary Brown
          Fax no.:          (212) 301-8801

          IIS:              Integrated Information Systems, Inc.
                            1560 W. Fountainhead Parkway, Tempe, Arizona 85282
          Attention:        David Wirthlin
          Fax no.:          (480) 317-8010

          with a copy to:   Snell & Wilmer L.L.P.,
                            One Arizona Center, 400 E. Van Buren Street
                            Phoenix, Arizona 85004
          Attention:        Steven D. Pidgeon, Esq.
          Fax no.:          (602) 382-6070

12.4     JURISDICTION; SERVICE OF PROCESS

         Any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby shall be brought exclusively in the courts of the State of Arizona, County of Maricopa, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Arizona, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any contemplated transaction in any other court.

12.5     ENTIRE AGREEMENT AND MODIFICATION

         This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between IIS and K2 Digital) and constitutes (along with the Disclosure Letter, Schedules and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

12.6     ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS

         No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that IIS may assign any of its rights and delegate any of its obligations under this Agreement to any subsidiary, successor or acquiror of IIS. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 13.7.

12.7     GOVERNING LAW

         This Agreement will be governed by and construed under the laws of the State of Arizona without regard to conflicts-of-laws principles that would require the application of any other law.

12.8     EXECUTION OF AGREEMENT

         This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


INTEGRATED INFORMATION SYSTEMS, INC.,
A DELAWARE CORPORATION


By:
   ----------------------------------

Its:
    ---------------------------------


K2 DIGITAL, INC., A DELAWARE CORPORATION


By:
   ----------------------------------

Its:
    ---------------------------------


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